EXHIBIT 99.1

USPh

U.S. PhYSICAL THERAPY, INC.

2017 Shareholder Letter

Dear U.S. Physical Therapy Shareholder:
This year will mark 15 years that our executive team has been together since arriving in late 2003. Led by our committed group of partners coupled with our Houston-based support group, our Company has grown and matured remarkably over that period. While much has changed, we continue to steadfastly believe that having local, clinical partners with skin in the game gives us a notable advantage for care, stability and growth opportunity in these markets.
In 2017, we made the decision to further grow and expand our regional operation’s team, adding a sixth region while further adding to our sales support capabilities. Additionally, based on that growth, we made the decision to add to our executive team, splitting the country into relative halves for our Chief Operating Officer position. While much of that was being worked on in the latter part of 2017, it came together completely late in the most recent quarter.
I believe these changes and additions will assist in helping us continue our strong growth pattern while better enabling us to dial in our cost at the local clinic level.
2017 was a very strong development year for our Company as outlined further below. One of our important acquisitions included a partnership exclusively focused on injury prevention in the work place. Our Briotix partners currently perform services in approximately 200 locations across a 20 state platform. Current customers include a who’s who list of Fortune 500 and 100 companies that see the need and the value in a healthy, injury-free workforce.
Other key highlights from 2017 include:
	Net Revenues increased 16%
	Same store volume increased 4%
	Operating income rose 10.4% on the year while finishing the year up a strong 27% in the 4th quarter
	Development activities enabled us to add 5 great acquisitions resulting in 39 acquired locations. Further, de novo activity added 22 satellite locations across many of our strongest partnerships.

As the graphic below illustrates, as a team we produced an excellent long term return for our shareholders while working hard every day to deliver outstanding, patient-centric, life-improving care for our patients and their families.

2018 brings continued opportunities:

	Acquisition-related as well as de novo expansion
	Improved cost to volume alignment
	Additional resources for operations
	Industrial injury prevention development
Healthcare is challenging on many fronts, but we believe with the strength of our partners combined with the depth of our entire team, that we can continue to realize significant growth opportunities for the foreseeable future.

On behalf of our entire management team we look very forward to continuing our journey started nearly 15 years ago. It has been a lot of work and a whole lot of fun and we aren’t done yet. Thanks for your interest as well as your support. God Bless!

Sincerely,

Chris Reading, PT
President & CEO